Exhibit 10.19

Toxford Corporation

c/o Rathbones

Place de Saint Gervais 1

1211 Geneva

Switzerland

Series A-1 and Series A-2 Redeemable Preferred Stock

Toxford Corporation herewith consents to an extension of the redemption date of its 907.75 shares of Series A-1 Redeemable Preferred Stock and 1270.85 shares of Series A- 2 Redeemable Preferred Stock, issued by Telos Corporation, to December 31, 2011. This stock shall remain subject to any and all terms and conditions of the Preferred Stockholders Standby Agreement (integrated hereto by reference), entered into on or about October 11, 2002 with Wells Fargo Foothill, Inc. (formerly Foothill Capital Corporation), and previously extended on April 14, 2005.

AGREED AND ACKNOWLEDGED,

Toxford Corporation		Telos Corporation
By:

/s/ Javier Olero	/s/ Michael Fitzgerald	/s/ Therese K. Hathaway
Signature(s):		Therese K. Hathaway
Vice President, Corporate Secretary
Javier Olero	Michael Fitzgerald
Name(s):

Directors
Title:

17.3.08		March 13, 2008
Date: